                                                                      EXHIBIT 2

                               ADVISORY AGREEMENT

         ADVISORY AGREEMENT made as of January 21, 2000, by and between Highland Capital Management, L.P., a Delaware limited partnership (the "Manager"), and Prospect Street High Income Portfolio Inc., a Maryland corporation having its principal place of business in Boston, Massachusetts (the "Fund").

         WHEREAS, the Fund is engaged in business as a closed-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS the Manager is engaged principally in the business of rendering investment management services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended;

         NOW, THEREFORE, WITNESSETH: That it is hereby agreed between the parties hereto as follows:

1.  APPOINTMENT OF MANAGER.

         The Fund hereby appoints the Manager to act as manager and investment adviser to the Fund for the period and on the terms herein set forth. The Manager accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.  DUTIES OF MANAGER.

         The Manager, at its own expense, shall furnish the following services and facilities to the Fund:

                  (a) Investment Program. The Manager shall (i) furnish continuously an investment program for the Fund, (ii) determine (subject to the overall supervision and review of the Board of Directors of the Fund) what investments shall be purchased, held, sold or exchanged by the Fund and what portion, if any, of the assets of the Fund shall be held uninvested, and (iii) make changes in the investments of the Fund. The Manager also shall manage, supervise and conduct the other affairs and business of the Fund and matters incidental thereto, subject always to the control of the Board of Directors of the Fund, and to the provisions of the Articles of Amendment and Restatement (the "Articles of Incorporation") and By-laws of the Fund, the Prospectuses of the Fund, and the 1940 Act, in each case as from time to time amended and in effect. Subject to the foregoing, the Manager shall have the authority to engage one or more sub-advisers in connection with the management of the Fund, which sub-advisers may be affiliates of the Manager.

                  (b) Office Space and Facilities. The Manager shall furnish the Fund office space in the offices of the Manager, or in such other place or places as may be agreed upon from time to time, and all necessary office facilities, simple business equipment, supplies, utilities and telephone service for managing the affairs and investments of the Fund.

                  (c) Regulatory Reports. The Manager shall furnish to the Fund necessary assistance in:

                  (i) the preparation of all reports now or hereafter required by federal or other laws; and

                  (ii) the preparation of prospectuses, registration statements and amendments thereto that may be required by federal or other laws or by the rules or regulations of any duly authorized commission or administrative body.

                  (d) Services of Personnel. The Manager shall provide all necessary executive and administrative personnel for managing the affairs of the Fund, including personnel to perform clerical, bookkeeping, accounting and other office functions. These services are exclusive of the bookkeeping and accounting services of any dividend disbursing agent, transfer agent, registrar or custodian. The Manager shall compensate all personnel, officers and directors of the Fund if such persons are also employees of the Manager or its affiliates.

                  In providing services of the type contemplated by the foregoing paragraphs (c) and (d), the Manager shall be entitled to retain the services of one or more accounting, consulting or similar firms, provided that the Manager shall pay all fees and expenses of any firms so retained and shall remain responsible for the provision of the services described herein.

                  (e) Fidelity Bond. The Manager shall arrange for providing and maintaining a bond issued by a reputable insurance company authorized to do business in the place where the bond is issued against larceny and embezzlement covering each officer and employee of the Fund who may singly or jointly with others have access to funds or securities of the Fund, with direct or indirect authority to draw upon such funds or to direct generally the disposition of such funds. The bond shall be in such reasonable amount as a majority of the directors who are not "interested persons" of the Fund, as defined in the 1940 Act, shall determine, with due consideration given to the aggregate assets of the Fund to which any such officer or employee may have access. The premium for the bond shall be payable by the Fund in accordance with paragraph 3(m).

                  (f) Portfolio Transactions. The Manager shall place all orders for the purchase and sale of portfolio securities for the account of the Fund with brokers or dealers selected by the Manager, although the Fund will pay the actual brokerage commissions on portfolio transactions in accordance with paragraph 3(d) .

         In placing portfolio transactions for the Fund, it is recognized that the Manager will give primary consideration to securing the most favorable price and efficient execution. Consistent with this policy, the Manager may consider the financial responsibility, research and investment information and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which other clients of the Manager may be a party. It is understood that neither the Fund nor the Manager has adopted a formula for allocation of the Fund's investment transaction business. It is also understood that it is desirable for the Fund that the Manager have access to supplemental investment and market research and security and economic analysis provided by brokers who may execute brokerage transactions at a higher cost to the Fund than would otherwise result when allocating brokerage transactions to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Manager is authorized to place orders for the purchase and sale of securities for the Fund with such brokers, subject to review by the Fund's Board of Directors from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful or beneficial to the Manager in connection with its services to other clients.

         On occasions when the Manager deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients, the Manager, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be so sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction will be made by the Manager in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

3.  ALLOCATION OF EXPENSE.

         Except for the services and facilities to be provided by the Manager as set forth in paragraph 2 above, the Fund assumes and shall pay all expenses for all other Fund operations and activities and shall reimburse the Manager for any such expenses incurred by the Manager. The expenses to be borne by the Fund shall include, without limitation:

                  (a)  all expenses of organizing the Fund;

                  (b) the charges and expenses of (i) any registrar, stock transfer or dividend disbursing agent, shareholder servicing agent, custodian or depository appointed by the Fund for the safekeeping of its cash, portfolio securities and other property, including the costs of servicing shareholder investment accounts and bookkeeping, accounting and pricing services, provided to the Fund (other than those utilized by the Manager in providing the services described in Section
         2), (ii) any agent engaged for the purposes of conducting auctions with respect to the Fund's taxable auction rate preferred stock, if any shall be issued, (iii) any institution serving as trustee with respect to the Fund's Senior Extendible Notes, and (iv) fees of any stock exchange or any rating agency responsible for rating outstanding securities of the Fund;

                  (c) the charges and expenses of bookkeeping, accounting and auditors;

                  (d) brokerage commissions and other costs incurred in connection with transactions in the portfolio securities of the Fund, including any portion of such commissions attributable to brokerage and research services as defined in Section 28(e) of the Securities Exchange Act of 1934;

                  (e) taxes, including issuance and transfer taxes, and corporate registration, filing or other fees payable by the Fund to federal, state or other governmental agencies;

                  (f) expenses, including the cost of printing certificates, relating to the issuance of securities of the Fund;

                  (g) expenses involved in registering and maintaining registrations of the Fund and of its securities with the Securities and Exchange Commission and various states and other jurisdictions, including reimbursement of actual expenses incurred by the Manager or others in performing such functions for the Fund, and including compensation of persons who are employees of the Manager, in proportion to the relative time spent on such matters;

                  (h) expenses of shareholders' and directors' meetings, including meetings of committees, and of preparing, printing and mailing proxy statements, quarterly reports, semi-annual reports, annual reports and other communications to existing security holders;

                  (i) expenses of preparing and printing prospectuses and marketing materials;

                  (j) compensation and expenses of directors who are not affiliated with the Manager;

                  (k) charges and expenses of legal counsel in connection with matters relating to the Fund, including, without limitation, legal services rendered in connection with the Fund's corporate and financial structure and relations with its security holders, issuance of shares of the Fund and registration and qualification of securities under federal, state and other laws;

                  (l) the cost and expense of maintaining the books and records of the Fund, including general ledger accounting;

                  (m) insurance premiums on fidelity, errors and omissions and other coverages, including the expense of obtaining and maintaining a fidelity bond as required by Section 17(g) of the 1940 Act which may also cover the Manager;

                  (n) expenses incurred in obtaining and maintaining any surety bond or similar coverage with respect to securities of the Fund;

                  (o)  interest payable on Fund borrowings;

                  (p) such other non-recurring expenses of the Fund as may arise, including expenses of actions, suits or proceedings to which the Fund is a party and expenses resulting from the legal obligation which the Fund may have to provide indemnity with respect thereto; and

                  (q) expenses and fees reasonably incidental to any of the foregoing specifically identified expenses.

4.  ADVISORY FEE.

         For the services and facilities to be provided by the Manager as set forth in paragraph 2 hereof, the Fund will pay to the Manager as full compensation therefor a fee at an annual rate of 0.65% of the Fund's net assets up to and including $175 million, 0.55% on the next $50 million, and 0.50% of the excess over $225 million [which for purposes hereof, shall mean (a) the average weekly value of the total assets of the Fund, minus (b)(i) accrued liabilities of the Fund (other than the principal amount of the Fund's "senior securities representing indebtedness" (as defined in the 1940 Act), not to exceed $50 million, and not including the aggregate liquidation preference of the Fund's outstanding preferred stock (the "Preferred Stock"), if any, and (ii) accumulated and unpaid dividends on the Preferred Stock]. The fee to the Manager will be computed weekly and will be paid to the Manager monthly as soon as practicable following the end of each month.

         In the case of commencement or termination of this Agreement during any month, the fee with respect to such month shall be adjusted proportionately.

5.  EXPENSE LIMITATION.

         The Manager agrees that if the total expenses of the Fund (exclusive of interest, taxes, brokerage expenses and extraordinary items such as litigation expenses) for any fiscal year of the Fund exceed the lowest expense limitation imposed by any jurisdiction to which the Fund is then subject, if any, the Manager will pay or reimburse the Fund for that excess up to the amount of its advisory fees payable with respect to the Fund during that fiscal year. The amount of the monthly advisory fee payable by the Fund under paragraph 4 hereof shall be reduced to the extent that the monthly expenses of the Fund, on an annualized basis, would exceed the foregoing limitation. At the end of each fiscal year of the Fund, if the aggregate annual expenses chargeable to the Fund for that year exceed the foregoing limitation based upon the average of the monthly average net asset values of the Fund for the year, the Manager will promptly reimburse the Fund for the amount of such excess to the extent not already reimbursed by reduction of the monthly advisory fee, but if such expenses are within the foregoing limitation, any excess amount previously withheld from the monthly advisory fee during that fiscal year will be promptly paid over to the Manager.

         In the event that this Agreement (i) is terminated as of a date other than the last day of the fiscal year of the Fund or (ii) commences as of a date other than the first day of the fiscal year of the Fund, then the expenses of the Fund shall be annualized and the Manager shall pay to, or receive from, the Fund a pro rata portion of the amount that the Manager would have been required to pay or would have been entitled to receive, if any, had this Agreement been in effect with respect to the Fund for the full fiscal year.

6.  RELATIONS WITH FUND.

         Subject to and in accordance with the Articles of Incorporation and By-laws of the Fund and the organizational documents of the Manager, it is understood that Directors, officers, agents and shareholders of the Fund are or may be interested in the Manager (or any successor thereof) as directors, officers or otherwise, that partners, officers and agents of the Manager (or any successor thereof) are or may be interested in the Fund as Directors, officers, agents, shareholders or otherwise, that the Manager (or any such successor thereof) is or may be interested in the Fund as a shareholder or otherwise.

7.  LIABILITY OF MANAGER.

         The Manager shall not be liable to the Fund for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates; provided, however, that no provision of this Agreement shall be deemed to protect the Manager against any liability to the Fund or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties, or the reckless disregard of its obligations and duties under this Agreement, nor shall any provision hereof be deemed to protect any director or officer of the Fund against any such liability to which he might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of his duties or the reckless disregard of his obligations and duties. The Fund hereby agrees to indemnify and hold harmless the Manager and each of its agents, employees, officers, directors and stockholders from and against any and all liabilities arising in connection with the performance of this Agreement other than liabilities arising as a result of any willful misfeasance, bad faith, gross negligence or reckless disregard of obligations and duties on the part of the Manager or any such agent, employee, officer, director or stockholder.

8.  DURATION AND TERMINATION OF THIS AGREEMENT.

         (a) Duration. This Agreement shall become effective on the date first set forth above, such date being the date on which this Agreement has been executed. Unless terminated as herein provided, this Agreement shall remain in full force and effect until the date which is two years after the effective date of this Agreement. Subsequent to such initial period of effectiveness this Agreement shall continue in full force and effect, subject to Section 8(c), for successive one-year periods so long as such continuance is approved at least annually (a) by either the directors of the Fund or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, voting as a single class, and (b) in either event, by the vote of a majority of the directors of the Fund who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval. Notwithstanding the foregoing provisions of this Section 8(a), the continuance of this Agreement is subject to the approval of this Agreement, by a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, voting as a single class, at the initial meeting of shareholders after the date of this Agreement.

         (b) Amendment. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, voting as a single class.

         (c) Termination. This Agreement may be terminated at any time, without payment of any penalty, by vote of the Directors or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, voting as a single class, or by the Manager, in each case on not more than sixty (60) days' nor less than thirty (30) days' prior written notice to the other party.

         (d) Automatic Termination. This Agreement shall automatically and immediately terminate in the event of its assignment (as defined in the 1940
Act).

9.  SERVICES NOT EXCLUSIVE.

         The services of the Manager to the Fund hereunder are not to be deemed exclusive, and the Manager shall be free to render similar services to others so long as its services hereunder are not impaired thereby.

10.  PRIOR AGREEMENTS SUPERSEDED .

         This Agreement supersedes any prior agreement relating to the subject matter hereof between the parties hereto.

11.  NOTICES.

         Notices under this Agreement shall be in writing and shall be addressed, and delivered or mailed postage prepaid, to the other party at such address as such other party may designate from time to time for the receipt of such notices. Until further notice to the other party, the address of each party to this Agreement for this purpose shall be 1150 Two Galleria Tower, 13455 Noel Road LB #45, Dallas, Texas 75240.

12.  GOVERNING LAW; COUNTERPARTS.

         This Agreement shall be construed in accordance with the laws of the State of New York. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

13.  MISCELLANEOUS.

         The Manager agrees to advise the Fund of any change of its membership (which shall mean its general partner) within a reasonable time after such change. If the Manager enters into a definitive agreement that would result in a change of control (within the meaning of the 1940 Act) of the Manager, it agrees to give the Fund the lesser of sixty days' notice or such notices as is reasonably practicable before consummating the transaction.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

                                              HIGHLAND CAPITAL MANAGEMENT, L.P.

                                              By: STRAND ADVISORS, INC.,
                                                  its general partner


                                              By: ____________________________
                                              Name:  James Dondero
                                              Title:  President


                                              PROSPECT STREET HIGH INCOME
                                              PORTFOLIO INC.


                                              By: ____________________________
                                              Name: C. William Carey
                                              Title:  Chairman